Exhibit 99.1
First Community seeks regional bank expansion, hires new CFO
By Gabe LeDonne
First Community Bancshares Inc. is looking to expand its business and in both Virginia and North Carolina, and has hired Mark Wendel as its new CFO to aid in its efforts, management told SNL Financial Nov. 14.
Wendell joined First Community from Fort Lauderdale, Fla.-based BankAtlantic Bancorp Inc. and previously worked for Memphis, Tenn.-based National Bank of Commerce. He replaces Robert Schumacher, who will now serve as legal counsel for the bank.
“I think the bank here has kind of been in a transition between a small community bank to becoming a more regional player,” Wendel told SNL, adding, “I think with the combination of my previous employment, I can lend some perspective here in helping get over the small-community-bank type of management style to a larger, regional management organizational structure.”
As part of his charge, Wendel said he will focus on addressing what he called “inefficiencies” at the Bluefield, Va.-based bank. “We’re starting to see a little expense creep, and that’s mainly due to some recent growth either through de novo expansion or through acquisitions occurring here,” he said. Wendel added that his first goal is to bring the bank’s ROE ratio above 15% and its ROA ratio above 1.5% in order to “get us more to what I would consider a high-performing bank.” While executive said he doesn’t have a timeline to achieve the ROE goal, he said that he would like to see improvement by the second quarter of next year.
Management is also working to fill in its footprint in high-growth markets in both Virginia and North Carolina. According to CEO John Mendez, one of First Community’s objectives is to “fill in and better populate” the Richmond, Va., area — a market the bank first entered in mid-2003 with its acquisition of CommonWealth Bank. Mendez also said that the bank would like to expand in the “triad” region of North Carolina, which includes Greensboro, Winston-Salem and High Point.
Mendez said he considers both organic and acquisitive growth as options in achieving the bank’s expansion goals. “When we pursue a market, our plans are to use both of those strategies,” the CEO said. “It’s purely a function of market conditions, multiples and availability of partners out there.” Mendez admitted, though, that when it comes to current bank acquisition pricing, “the multiples are quite strong, particularly in the regions that we’re interested in.”
But First Community’s expansion plans reach beyond its banking business, according to Mendez. After entering asset management in 2003 with its acquisition of Stone Capital Management Inc., First Community is now in the process of growing that business.
According to Mendez, to date, the company’s expansion in wealth management has been “basically” de novo growth. The CEO added that the company most recently hired two financial consultants to its wealth management staff in Richmond area.
One challenge both Mendez and Wendel face as they continue their growth plans for the bank is managing its excess capital. “We are in growth mode, so we’re trying to balance our capital needs with our dividend policy,” Mendez said. “We’ve got a long track record — 15 years of consecutive increases in regular dividends — so we’ll continue to balance those two needs.”